Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-257086 and 333-263653) of LifeStance Health Group, Inc. of our report dated March 9, 2023 relating to the financial statements of LifeStance Health Group, Inc. (Successor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 9, 2023